Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 20, 2004, relating to the financial statements and financial highlights which appears in the June 30, 2004 Annual Report to Shareholders of AllianceBernstein Global Research Growth Fund, Inc., formerly AllianceBernstein Global Growth Trends Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in this Registration Statement on Form N-1A.

PricewaterhouseCoopers LLP

New York, New York
October 26, 2004